Exhibit 10.1

2014 Cash Incentive Compensation Plan

Eligible Employees: All managers, directors, vice presidents and senior executives of the Company are eligible for participation in the Company’s 2014 Cash Incentive Compensation Plan.

Applicable Period: The 2014 Cash Incentive Program applies to performance during the Company’s fiscal year ending December 31, 2014.

Components of the Plan and Criteria to Fund: The 2014 Cash Incentive Compensation Plan consists of the following four components (1) revenue performance on core products, (2) revenue performance on new products, (3) earnings per share, and (4) defined impact goals. Each component of the 2014 Cash Incentive Compensation Plan includes targets at minimum, plan, and maximum payout. The minimum targets serve as the threshold upon which the incentive pool will begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity.

The minimum performance target must be met in order for a portion of the bonus to be paid relative to any one of the four components. Each component will be measured separately. Bonus payout to corporate officers (Senior Vice Presidents and above) will be based seventy (70%) percent on achievement of revenue and earnings-per-share goals and thirty (30%) percent on corporate impact goals. Bonus payout to Vice Presidents and below will be based seventy (70%) percent on achievement of revenue and earnings-per-share goals and thirty (30%) percent on individual impact goals.

The following table below represents the target bonus and maximum bonus for each of the Company’s Vice Presidents and above and as a percent of such employee’s annual base salary.

Executive Officer	Target	Maximum
President and CEO	80%	120%
CFO	50%	75%
Senior Vice Presidents	40%	60%
Vice Presidents	30%	45%